Exhibit 5.2

Orrick, Herrington & Sutcliffe LLP The Orrick Building 405 Howard Street San Francisco, CA 94105-2669 +1-415-773-5700 orrick.com

January 16, 2026

BioAtla, Inc.

11085 Torreyana Road

San Diego, CA 92121

Re:	BioAtla, Inc.

Securities Being Registered under Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel for BioAtla, Inc., a Delaware corporation (the “Company”), in connection with the offering by the Company of (i) up to $3.75 million of shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), pursuant to Pre-Paid Advance Agreements, dated as of November 20, 2025 (the “Pre-Paid Advance Agreements” and such shares of Common Stock, the “PPA Shares”), between the Company and each of YA II PN, Ltd., a Cayman Islands exempt limited company (the “Yorkville”), Anson Investments Master Fund LP and Anson East Master Fund LP, and (ii) up to an aggregate of $15,000,000 of shares of Common Stock pursuant to a Standby Equity Purchase Agreement, dated as of November 20, 2025 (the “Standby Equity Purchase Agreement” and such shares of Common Stock, the “SEPA Shares”), between the Company and Yorkville, in each case pursuant to a registration statement on Form S-3 (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), on the date hereof; the base prospectus, which forms a part of and is included in the Registration Statement (the “Base Prospectus”); the prospectus supplement, which forms a part of and is included in the Registration Statement (the “Prospectus Supplement”), relating to the issuance and sale of the PPA Shares and the SEPA Shares (collectively, the “Shares”). Except where the context requires otherwise, the Base Prospectus and the Prospectus Supplement are collectively referred to as the “Prospectus.” The Shares are to be sold by the Company in the manner described in the Registration Statement and the Prospectus and in accordance with the terms of the Pre-Paid Advance Agreements and the Standby Equity Purchase Agreement, as applicable.

In connection with rendering this opinion, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of (i) the Amended and Restated Certificate of Incorporation of the Company, as amended through the date hereof, (ii) the Amended and Restated Bylaws of the Company, as amended through the date hereof, (iii) certain resolutions of the Board of Directors of the Company, or

BioAtla, Inc.

January 16, 2026

a committee thereof, relating to the issuance, sale and registration of the Shares, (iv) the Registration Statement, (v) the Prospectus and (vi) such corporate records of the Company, certificates of public officials, officers of the Company and other persons, and such other documents, agreements and instruments as we have deemed relevant and necessary or appropriate as a basis for the opinion set forth below.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. In making our examination of documents executed or to be executed, we have assumed that the parties thereto, other than the Company, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials.

Based upon the foregoing and subject to the limitations, qualifications and assumptions set forth herein, and assuming that: (i) the Registration Statement and any amendments thereto (including post-effective amendments) will have become effective and comply with all applicable laws and (ii) the Registration Statement will be effective and will comply with all applicable laws at the time the Shares are offered or issued as contemplated by the Registration Statement, we are of the opinion that the Shares have been duly authorized and, upon issuance, delivery and payment therefor in the manner contemplated by the Registration Statement and the Prospectus and in accordance with the terms of the Pre-Paid Advance Agreements and the Standby Equity Purchase Agreement, as applicable, will be validly issued, fully paid and non-assessable.

The opinion expressed herein is limited to the General Corporation Law of the State of Delaware and the federal laws of the United States of America, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdictions.

We hereby consent to the reference to us under the heading “Legal Matters” in the Prospectus Supplement and to the filing of this opinion as Exhibit 5.2 to the Registration Statement. By giving this consent, we do not admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ ORRICK, HERRINGTON & SUTCLIFFE LLP

ORRICK, HERRINGTON & SUTCLIFFE LLP